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The following is a transcript of an investor conference call and webcast held on October 22, 2021:

Altus Midstream Co (UPDATE) October 22, 2021

Corporate Speakers:

•	Patrick Cassidy; Altus Midstream Company; Director of IR

•	Clay Bretches; Altus Midstream Company; CEO, President & Director

•	Jamie Welch; EagleClaw Midstream Services, LLC; President & CEO

Participants:

•	Spiro Dounis; Credit Suisse AG; Research Division, Director

•	Neal Dingmann; Truist Securities, Inc.; Research Division, MD

PRESENTATION

Operator^ Good day, and thank you for standing by, and welcome to the Altus and BCP EagleClaw Midstream conference call. (Operator Instructions) It is my pleasure to hand the conference over to Patrick Cassidy, Director of Investor Relations. The floor is yours.

Patrick Cassidy^ Thank you, Carmen. Good morning, and thank you for joining us on Altus Midstream’s and BCP’s EagleClaw Midstream’s business combination conference call. The press release announcing the news was issued yesterday and is available on the Altus Midstream and EagleClaw Midstream websites.

The call this morning will include remarks from Altus Midstream’s CEO and President, Clay Bretches; and Jamie Welch, CEO and President of EagleClaw.

Ben Rodgers, CFO of Altus Midstream will also be available on the call to answer questions. Our prepared remarks will be about half an hour in length, with the remainder of the call allotted for Q&A.

Remarks during today’s call may also refer to the Altus Midstream investor presentation posted on the company’s website yesterday, which can be found on our Investor Relations website at altusmidstream.com/investors. Remarks during today’s call may also refer to the Altus Midstream investor presentation posted yesterday, as I mentioned.

Finally, I’d like to remind everyone that today’s discussion will contain forward-looking estimates and assumptions based on our current views and reasonable expectations. However, a number of factors could cause actual results to differ materially from what we discuss today. A full disclaimer is located with the investor presentation on our website. With that, I will turn the call over to Clay.

Clay Bretches^ Thank you, Pat, and good morning. Thank you for joining us today to discuss Altus Midstream’s combination with EagleClaw, the private company owned by BCP Raptor.

We are very excited to announce this news as it represents a culmination of several months of negotiations and conversations. This transaction will result in the largest integrated midstream company focused on the Delaware Basin with an estimated enterprise value of $9 billion today.

The combined company will have a balanced mix of gathering and processing and pipeline transportation assets. The midstream logistics segment includes approximately 2 BCF per day of natural gas processing capacity, with more than 850,000 acres under fee-based long-term dedications.

The pipeline transportation segment features a premier portfolio of ownership interest in 4 newly built long-term contracted pipelines that are currently in service and transporting crude oil, natural gas and natural gas liquids from the Permian Basin to the Texas Gulf Coast. I have been familiar with that and impressed with EagleClaw for several years.

They have built a competitive and diverse midstream business in West Texas. As an independent midstream operator, they have been very effective in building and maintaining a customer base with more than 30 upstream producers, achieving this even with the commodity price volatility and other commercial and operating challenges over the last few years.

Since 2019, we have been analyzing a wide range of strategic options for Altus Midstream. Our evaluation prioritized a number of factors, including preserving our $6 per share annual dividend implemented this year, addressing debt and preferred equity financing and prudently and efficiently growing our business to create long-term value. This transaction with EagleClaw checks all of those boxes.

Our combination will drive immediate financial and operating synergies, providing the cash flow to support and ultimately grow Altus’ dividend. The assets Altus contributes complement a well-established, diversified customer base of oil and gas producers that BCP’s EagleClaw brings to the pro forma enterprise. It is the right balance of quality assets and attractive growth opportunities.

I am particularly pleased with the new management team as they are aligned with the core objectives of Altus, including returning capital of the shareholders, and operating in an environmentally and socially responsible manner, which is evidenced by their inaugural sustainability report issued in June of this year. We expect the transaction to close in the first quarter of next year.

All of the relative consents have been secured by Altus in connection with this joint venture pipeline interest, its bank credit facility and outstanding preferred equities. Apache owns 79% of Altus and has agreed to vote in favor of the transaction. Now I will turn the call over to Jamie.

Jamie Welch^ Thank you, Clay. Good morning, everyone. Thank you for your time. I thought this would be an appropriate forum to actually go through the investor presentation, which I will try to skip through, but really draw out for the audience some of the key pillars on which this transaction is premised and how we think about the pro forma company going forward.

If you’d like to turn to Page 3, it will give you some of the salient facts, many of which are obviously embedded already in the press release. But as everyone knows, 50 million Class C shares will be issued to the shareholders or the unitholders of BCP Raptor. The ownership pro forma, the combination will be just over 50% for Blackstone, 20% for I Squared Capital and Apache, and 5% for the public.

The leadership team I have the pleasure of leading going forward as the President and CEO, and we look forward to bringing together the 2 companies.

Pro forma, we think it’s only fitting that we think about a new name for the pro forma company, and stay tuned as we think about that new name and announce it to the market closer to closing.

For those of you who are less familiar with BCP, Clay pointed out that really BCP is, in fact, the owner of EagleClaw Midstream, which comprises several different gathering and processing businesses, EagleClaw Midstream Ventures, the Caprock and Pinnacle Midstream businesses and a 26.7% interest in the Permian Highway Pipeline operated by Kinder Morgan.

The first key pillar of this transaction was a commitment to $6 per share of a cash dividend for Class A shareholders through 2023. The second — one of the second elements of that first pillar is we are targeting at least 5% growth thereafter. There will be put in place a dividend reinvestment plan at closing, and it will be available to all shareholders.

The reason we are doing this is because one of the things when you take a step back and look at the Altus’ overall capital structure, what strikes you obviously is a significant amount of Series A preferred securities.

Working together with Apache, I Squared and Blackstone, we agreed that we would actually accelerate the redemption of those securities and remove it from any further conversation with investors and shareholders about how to think about that particular element within the capital structure.

As a result, the Class C shareholders have irrevocably committed to, in fact, a reinvestment program of at least 20% and up to 100% of their dividends through 2023 to actually achieve that purpose.

If you look at our estimated 2022 adjusted EBITDA, again, this is subject to further refinement as we go forward and we get closer to closing when we will give formal guidance. $800 million to $850 million of EBITDA, that includes run rate synergies, which I’ll talk about in a second.

When you think about the division of that $800 million to $850 million, 35% will be coming from our pipeline transportation segment, and the other will be coming from 65% from the gathering and processing business. We will refer to that business going forward as our midstream logistics business.

There’s an anticipated $50 million of annual run rate synergies that we will achieve by 2023. As you’ll see further in the presentation, we actually give you the breakdown of how, in fact, we achieve those synergies.

The second fundamental pillar of this transaction is this upcoming bullet point. There is minimal future growth capital needed, which means that we have tremendous free cash flow generation, probably unlike anything else in the entire sector.

We have our integrated midstream business, which will, in fact, create capital savings, where, in fact, we have 2 right now unutilized cryos that sit at Diamond Cryo that obviously we will be out from a commercial standpoint, think about bringing incremental volumes to. But it is really this cash flow generation that will fuel capital allocation.

And with it, and we’ll remark on this in a couple of minutes, tremendous amount of uplift and capital deployment and return of capital for our shareholders.

Targeted close, as Clay pointed out first quarter, we are redeeming at closing over 15% of the preferred right off the bat, using cash on hand. And we expect to undertake a major comprehensive restructuring of our balance sheet in the first quarter ‘22 — 2022 and anticipate that we’ll have strong BB ratings at that time.

The third element of this transaction is something which I think is incredibly — is just such a smart recycling mechanism for Apache.

As they’re evaluating right now, given the current attractive economics of the resumption of activity at Alpine High, if you’ve looked at the materials and some of the research pieces last night from the Apache research analysts, you will see that we have granted Apache an off-ramp or, in fact, an early liquidity window to sell up to 4 million shares post closing that they can then redeploy a portion of those proceeds, at least, if not more, in Alpine High drilling and completion activity.

Going forward, we think this mechanism of the combination of where Apache is and their desire given where current commodity prices are to restart activity at Alpine High, we’ve come up with a perfect mechanism to achieve that.

They are able to recycle what is in their hands, something that is worth just $6 a share. They can monetize that and redeploy capital on a very efficient, effective basis into drilling activity in — whether it’s in their core Delaware position being Alpine High or their Dixieland and Central Mentone areas.

We think that is going to be highly attractive going forward for Altus shareholders because it creates no dilution to us. It expands our overall distributed holdings and shareholder profile and really allows us to capitalize and incentivize this further drilling activity.

The investment highlights are shown on Page 4. This — there are 5 that we list. Obviously, Clay mentioned one of them, which is, we will create the leading pure-play Permian midstream company.

We will create out of this given the connectivity and the geographic proximity of the 2 systems, a supersystem connected of 2 BCF a day of processing capacity. And obviously, as you’ve heard, we’ll have the ownership in 4 major Permian to Gulf Coast pipelines.

The element I want to draw your attention to on Page 4 is the one that is midway down the page, which talks about greater than 80% of our 2022 adjusted EBITDA comes from current PDP production or take-or-pay contracts, 80%. Our risk exposure to our guidance — well, our estimate of $800 million to $850 million is 20%.

That will be new drill bit, new activity and new customers, but obviously, commodity prices. But going forward, we think that gives — provides us a real bedrock in the context of how we think about the cash flow profile of this business.

We are committed to a leverage profile of 3.5x, and we’ll have a conservative financial strategy. We’ll look to maintain and grow the dividend and obviously have a strong balance sheet. Our anticipation is that over the 24 months post closing, we will elevate from being a strong BB credit profile to, in fact, investment-grade credit.

On Slide 5, on the competitive positioning, there are 2 elements that I want to point out. First is there’s been obviously a continued theme that at some point, given the upstream consolidation that we’ve seen for the better part now of 12 to 15 months, then, in fact, the midstream sector would, in fact, follow suit.

There’s a significant amount of, obviously, smaller processors around us. And that obviously could — they could be incremental tuck-in acquisitions for us, obviously, if the value and the proposition was right.

We have spent a lot of time as a management team on the BCP or the EagleClaw Midstream side to grow this business and have had tremendous success integrating — acquiring and integrating businesses such as Caprock and, obviously, Pinnacle that we’ve done over the last couple of years.

The JV Pipelines that Clay mentioned are probably the next element I want to talk about because what is unique about these is, really, they are demand pull pipes. People may represent or think or consider them to be supply push, but actually they’re not, because actually when you think about the fundamental premise, there are 2 elements to that.

First is you are actually filling up these pipes with free gas, its associated gas from oil-directed drilling in the Permian. The value of that gas, its proximity to the Gulf Coast leads it now to being a natural supply fit for Freeport LNG, Cheniere and for all of the other pet chem and associated activity on the Gulf Coast.

Those contracts that underpin, for example, Freeport or Cheniere are 20 years, far in excess of obviously the contract profile that exists on the pipelines themselves. So that really from our mind gives a dimension to it, which says this is more representative of a demand pull than it is a supply push profile.

If you go to Page 6 and you look on the left-hand side, you’ll be able to get a better picture of the map and see why the logic and the industrial logic exists. We have always considered Alpine High to be our neighbor to the South. The integration and connectivity of the 2 systems can be achieved very simply at a cost of $25 million to $30 million. That connection would allow 500 million cubic feet a day to flow south or pull it actually hydraulically north.

That will give the creation of that true supersystem of 2 BCF a day. Then obviously, as you see, you’ll see the egress pipelines coming out of that central Waha location, which is our nearest locational point to our actual system on the gathering and processing footprint.

On the right-hand side, you’ll see that the pipeline chart where we show you the breakdown of the 66% of midstream logistics split between gas gathering and processing, which is the preponderance of obviously the cash flow profile, a small amount on crude gathering, a small amount of water gathering and injection disposal, and then the JV pipes at 28% and the NGL JV pipes, which is Shin Oak, about 5% and the crude being the remainder.

If you look on Slide 7, and we just talk for a moment longer on the supersystem, I said $25 million to $30 million of connection on the west side of our system. We’ll have a 30-inch connection between the 2 systems.

What is really nice about this is we’ll have 4 fully integrated complexes, Diamond Cryo that we will inherit with this transaction together with East Toyah, Pecos Bend and Pecos.

We will actually — what is really exciting from an EagleClaw standpoint, we have what is called a sweet system. We have a very strict gas quality spec that we will allow in our system, which must be — 4 PPM H2S less than 2% CO2.

That means that to the extent that either of those components are actually in excess of those thresholds, we have treating being undertaken by our producers. That obviously adds incremental costs from an LOE standpoint to a producer.

And what is really nice about this transaction is Altus happens to have surplus amine treating equipment that we will actually be able to redeploy at each of our existing processing complexes, and we will start to be able to open up our system to a wider quality of gas spec.

As we think about different benches going forward, whether that’s the Avalon, which is higher, and obviously, those 2 components, H2S or CO2 New Mexico Gas, which itself oftentimes has higher traces of those 2 components, we will be able to accommodate that within our system, which, to date, we have not.

Combine that with surplus equity compression units that are owned, very large units, 3612s, which are very large horsepower, we will actually be able to take those equity compressor units existing on the Altus side, which obviously are surplus to current requirements, and redeploy them and relocate them onto the EagleClaw system. The EagleClaw system has always been predicated on compression leasing.

The ability for us to displace leased units for equity or owned units will bring down overall — our overall compression leasing cost embedded in our OpEx. Those 2 elements — if I ask my COO, is what really excites him about this transaction; he would say, they are game changers to us.

One has a material financial effect, which is obviously the displacement of the compression leasing, but the other opens up a completely new window and spectrum of gas quality that we can take. And from a commercial standpoint, that really provides a tremendous competitive advantage.

If you look on Slide 8 and you see what has happened in the last 12 months, we’ve never seen anything like this since the early years of the just past 2012. And that is the amount of start-up and consolidation in and around the Texas Delaware Basin. What is going on, however, is fundamentally different now.

What has changed is that the start-up and consolidation were very small E&P companies back in the 2012, 2013 era. And now it is the larger integrated and majors that are coming in and looking to consolidate.

So if you look at most recently Conoco’s acquisition of the Shell Permian position where we have a dedication for 15 years, EOG’s acquisition activity, Callon and Colgate, they have been very active in the past 12 months. All of this acreage is dedicated to EagleClaw. This gives us, in fact, and makes us incredibly excited about our future.

Then if you look at the indexed rig count by county and you take the trough of September 2020 and you look today, Reeves has outperformed every county, Loving, Culberson, Ward, Lea, Eddy.

We’re at 300%, 3x increase rig count indexed versus the trough. So we really are excited by what is going on in our neighborhood. It is incredibly exciting, and we think this combination will set us up to really be able to capitalize on that activity.

The next page, obviously, very simply, we look at ourselves as a full-service integrated midstream model. But what’s different about us is we give our customers options. We like giving our customers flexibility. We like to customize service offerings to our customers that actually meet and fulfill their needs.

We have — we are privileged to serve all of the customers shown on Slide 9 with their logos. We do — and with many of them, what is really, really attractive and I think a validation of just how good we are on the operations side is that of our top 12 customers, 6 are multistream servers. In other words, we do more than just gas.

We do gas and water. We do gas and crude. We are privileged to be in that position, and we think that validates just what — how good we are at customizing and focusing on our customers’ needs.

Pro forma — if I go to Page 10 and 11, just quickly, we’ll show you the snapshot of the organizational structure immediately prior to financing and then show you what it is. We will close, as Clay said, into a structure where we have the legacy debt, which is BCP 1 debt and BCP 2 as well as a project finance loan that sits under the Permian Highway asset, the 26.7% that we own.

We will be able to close into this transaction. All consents have been secured. This will obviously not — this is actually a profile of the immediate post-closing snapshot.

We anticipate, if you go to Slide 11, that we will look to refinance in the first quarter of 2022 the entire capital structure and make it a very easy, transparent credit structure and capital structure for all concern. We will take out all of the existing senior secured — structurally senior secured debt.

We will have it replaced with unsecured bonds. We’ll put in place a new unsecured revolver. As I said, we will actively and aggressively aim to redeem the Series A Preferred by year-end 2023, and we will target investment-grade ratings within 2 years.

The 2 segments, as you can see, are split up between the midstream side on the orange on the left and the pipeline transportation on the right.

Just briefly, if you want to skip to Slide 13, we just give you a greater detail on BCP assets and operations. I think we’ve touched on a lot of this, but it’s a really big — it is a very big business. 1,400 miles of pipeline.

We have 90,000 barrels of crude storage. We have 500,000 barrels a day of injection capacity on the water side. We have built out a business — built out a system that we are incredibly proud of. It is [14 40]. It is all steel. It is 3-stage compression, common suction.

It is a dream of a system. It is one that, honestly, this — from an engineering standpoint, consistently, we hear from our customers that we — that this is one of the best systems they’ve ever seen, and we like to operate on a best-in-class basis.

But what’s really interesting is on Slide 14. And we wanted to show you this picture because we’ve just come out of a global pandemic.

And obviously, we are very — as I said, very proud and privileged to be to, in fact, serve all the customers shown in the top box. But in 2020, if you actually broke down by gross profit our customer credit rating, you would see we have a significant amount of nonrated, and this goes back to my earlier comment of the Delaware Basin was a very fragmented basin. It was a lot of start-ups, a lot of PE-backed producers, which, obviously, were looking to, in fact, find overall potential as it related to the reservoir itself.

But if you look at 2020 and you then contrast it with the right-hand side, you’ll see that what has happened, which I talked about the consolidation, our nonrated piece has gone from 27% of our gross profit to 9%.

We’ve seen literally 2/3 of that nonrated — the smaller producers literally get acquired and dispersed amongst the rest of the credit weighted ratings. Now at the same time, I realize, and it is not lost on us, which talks about the pandemic, that the credit rating — or the credit quality of our customers has been impacted by the pandemic.

There is no doubt about it. And obviously, from a prudency standpoint, we realize and understand that the rating agencies had to take action in the context of a global pandemic. So we have seen pressure on credit ratings. So therefore, you can see that our overall single B profile, that single B minus has increased from 19% to 33%. That is a reflection of the reality of coming out of global pandemic.

But what I would tell you is this, we are at the bottom of the cycle. If you take into account current commodity tailwinds, this is as bad as it gets. And if this is as bad as it gets going through the worst global pandemic since the Spanish flu, and now you think about the future, you will ride it up from a credit rating standpoint, and this pie chart will continue to, in fact, strengthen.

We really think that the high grading of the customer credit quality means 2 things: improved cost of capital, but more importantly, better access to capital. And the drill bit activity requires both.

Okay. Let’s talk about our pro forma financials. Let’s go to Page 16, and then we’ll be able to wrap it up for questions. A lot of this we’ve talked about. We’re looking at 10% year-on-year adjusted EBITDA growth versus 1% decline for the peers.

We’re looking for a target leverage of 2023 of 3.5x. Our pro forma 2022 cash dividend coverage. So what does that mean? I’ve already told you that at least 20% of the Class C shareholders, which represents Apache, I Squared and Blackstone, will, in fact, reinvest their cash dividend into new shares.

So when you look at 1.75x with virtually no real significant capital profile, which you’ll be able to see clearly in the next 2 pages, you recognize the strength of the underlying financial profile of this business. We referred to, obviously, the synergies of $50 million by 2023, the capital savings. You can see, obviously, the leverage profile, which we think stands an extremely compelling stead versus our peers.

On Slide 17, you’ll see the breakdown, which I promised you on the $50 million of annual EBITDA synergies. They’re not aspirational. — They are literally locked and loaded. From a system integration standpoint, we get over $30 million per year. It is as simple as we just need to get after it, complete it. We’ve got to move the amine treating equipment.

We’ve got to displace the equity compression. We start to enhance and utilize and optimize the processing capacity that we inherit with Diamond Cryo. $20 million of immediate cost synergies. G&A reduction, relatively modest and small. They’re currently Apache allocations under the construction, operations and management agreement, and then just an adoption of our cost structure.

What is very unique about this business is there are no job losses. In fact, it’s full employment for every person that is joining us from Apache that works on the Altus Midstream facility. This is about job creation. This is about job growth. This is not about cutting costs, displacing jobs.

If we go to the next page on Slide 18, capital allocation trends across the S&P 500 sectors. I think this tells the story, and I’ll be happy to walk through the math after this call or at any point in time.

And hopefully, many of you know how to find me. But what I wanted to say is the top picture is unlike anything else in this sector. Our overall amount of G&P CapEx, that midstream logistics outside of the integration — so integration is about $100 million over 3 years.

It is split $25 to 30 million, as you heard on the interconnect. It is about $40 million plus on the relocation and installation of the amine equipment 3 different processing complexes. And it’s about $20 million for all of the surplus equity compression units, which displaces the least compression on the existing EagleClaw system today.

So 15% cash flow from operations, levered free cash flow will be allocated to capital expenditures. Just 15%. If you look at the peer group, which is the next bar under it, we are almost half of the sector.

And by the way, the sector, are the best in the entire sector as far as the peers that we picked, Energy Transfer, Enterprise, Kinder, MPLX, ONEOK, Plains, Williams. We really see that there is nothing like us from a free cash flow generation that will fuel this capital allocation. 70% of our levered free cash flow can be directed as a return of capital to our shareholders.

So let’s put that in context. I’ll give you a hypothetical, just so you can try to get your arms and your mind around it. We gave you $800 million to $850 million 2022 estimated EBITDA.

Pick the midpoint $825 million and think about first full year for 2023. Hypothetically, and I emphasize the word hypothetically, if we’re at $900 million of 2023 EBITDA and you think about $3 billion of debt, because that’s all it is, and put a 5% interest rate on it. I think it’s going to be less than that, but — 5%, make it nice and easy. It’s $150 million of cash interest expense.

So before capital, I’m at $750 million of free cash flow. After capital of $60 million to $80 million, I’m at just under $700 million. Pro forma this transaction, I’ve got 66 million shares. Even if I increase the shares because I increased my — those units to redeem the preferred, I may get around 70 million units. I’m looking at $10 of distributable cash flow to shareholders.

So if I’m looking at $80 stock price, if someone try to convince me that it’s actually expensive at 8x multiple the free cash flow to shareholders, I would have thought not. I think this is the most compelling proposition you could possibly — this is reinventing the paradigm evaluation in this sector. This is the way this sector should be valued, free cash flow.

EBITDA can mask many sins. EBITDA doesn’t tell the total story because we all know that EBITDA is only sustained depending upon how much capital you put behind it. But I’m giving you free cash flow with very modest capital behind it, meaning that free cash flow is for shareholders to benefit, for shareholders to enjoy the merits and the value of this particular business.

Okay. Then you think about, okay, well, actually, where’s the cash flow coming from? What is the overall complexion from a pie chart standpoint?

What’s the overall weighted average credit rating of the sources of cash flow that you’re looking at? The weighted average rating is BBB-, and that’s based on gross profit by customer credit rating today. 46% of our gross profit is from investment-grade counterparties.

And then you think about, okay, well, how long do you have this business for? What’s the duration of your actual business as it relates to the remaining contract life that you have that underpins this cash flow profile? Our weighted average remaining term is 11 years.

So the real question we should be starting to talk about is, is it about duration? Is it about credit quality of the cash flow and the customers that pay it? Or is it actually now going to migrate more towards what’s the inventory?

But if we’re talking about inventory, and 80% of your cash flow for next year is coming from PDP production and take-or-pay contracts, then we are talking about a number far in excess of anything we could possibly project today on an $800 million EBITDA base. And I think that is what makes this truly an amazing opportunity.

The pro forma company governance that we spent a significant amount of time with Blackstone, I Squared and Apache, is to create true public company governance, best-in-class where not only are we focused on governance, but we’re also focused on sustainability. We’ll talk about that in a second.

The Board will have 11 members. Four of them will be completely independent, that will satisfy NASDAQ, NYSE criteria. Six directors will be nominated, 3 from Blackstone, 2 from I Squared and 1 from Apache. Myself, I’ll be privileged to join those men and women in the boardroom.

The independent directors will chair every committee. They will obviously comprise the entire Audit Committee. There will be an annual election of directors. There are no IDRs. This is transparency at its best. This is what is needed. This is what is required to be an effective, respected public company today.

Our management will, in fact, is privileged to assume the current role for Altus. We have complete alignment in the context of our overall — both from a shareholder standpoint and strategy. ESG metrics are incorporated into our executive compensation framework.

We don’t just talk the talk, we walk the talk. We’ll talk about that in 1 second. As we think about, we’ll continue our established and implemented best-in-class sustainability practices.

So if you look at Page 21, we have spent a lot of time — and I’m incredibly proud of our inaugural ESG report that was published in June of this year. Pro forma, Altus will adopt our sustainability standards, and we’ll obviously incorporate any of the learnings of the best practices from Altus. We will issue our 2021 report for next year on the ESG side.

As everyone may know or may not know, BCP facilities are powered with 100% renewable energy, not partial, 100%. We expect and will green the entire Alpine High G&P system.

We have 24/7 FLIR infrared cameras monitored at our processing complex locations. That is an industry first. We think it is what is required today to, in fact, measure up and to be accountable in the context of our overall environmental footprint and learning to be better global citizens.

We recognize that fugitive methane emission is one of the single biggest elements of this industry. We understand that and we are implementing measures to ensure that we are doing our part to try to, in fact, address that. We will optimize use of electric compression assets. We are planning to, in fact, convert our entire fleet of trucks to electric.

We ensure vendor alignment with our environmental practices. We are members of the environmental partnership, ONE Future. And we very much believe in giving back to our communities, particularly Houston and West Texas. And did so — we did so gladly and freely during this pandemic over the last 18 months.

I’ll leave you with this, the key takeaways. There are 7. It’s very easy. $6 a share guaranteed through 2023, expect 5% growth thereafter, 3.5x leverage, sector-leading free cash flow conversion. This is the third largest processor in the Permian Basin, and we are the largest in the Delaware Basin.

We’ll have a tremendous customer diversification with over 30 customers, which will enhance the overall growth outlook going forward. We have significant revenue synergies, reduce controllable costs and capital savings. We are committed to leading the industry in sustainability. We think this makes for a compelling proposition. Thank you for your time. I’ll turn it over for any questions.

QUESTIONS AND ANSWERS

Operator^ (Operator Instructions) We have a question from Spiro Dounis with Credit Suisse.

Spiro Dounis^ First question, Jamie, just on capital allocation going forward. Just given all the cash flow that’s going to be coming out a trajectory for debt over the next 2 years, to your point, kind of gets into 2023 after full integration with a lot of discretionary capital, can you just walk through your philosophy on how you’re thinking about buybacks versus dividends and just how you think about capital allocation overall once you reach full integration?

Jamie Welch^ Thanks, Spiro. Well, I think the short answer is I think about the next 24 months as we head in ‘22, ‘23 is that transitional period, where we redeem the preferred and then think about how to deploy the full significance of that cash flow that we have, $700 million as I work through — as I walked through in my hypothetical example. I think it will be dependent upon what we see as far as how compelling what the stock is doing and think about stock buybacks.

We obviously will have plenty of flexibility. We — as we said, we will be looking to maintain 3.5x leverage. We will think that we may, in fact, improve that, but we’ll balance that with overall shareholder needs and where we see the highest returning value to our shareholders.

Spiro Dounis^ Got it. Perfect. And then I want to go back to your comment on tuck-in opportunities in and around your footprint. I know you’re solely focused on the Permian, but just curious, is that strictly within the Delaware?

Are you also looking at the Midland more? And then within the different verticals between gas, crude and water, are you solely focused on gas or kind of open to expanding on the others?

Jamie Welch^ We will — I think Delaware is obviously what we know and what we love. The Midland seems to be already a pretty consolidated set of peers there that have very well-established positions.

That’s not to say that there may not be — there may be opportunities out there. So I think whether it’s Delaware, Midland, we will be open-minded. We’ll stick with what we know for now because it’s what we know and we need to execute.

And I think as it relates to water and crude, we’ll continue looking at opportunities in that space. There needs to be industrial logic of what we’re trying to do. And so to the extent that it is a building block, and we’re sort of expanding our overall system footprint, we have almost 90,000 barrels a day that we actually gather on the crude side today.

We’ve got a really nice water business. We will look to, in fact, just continue to grow that to the extent opportunities that can — we can fully integrate just like what we’ve done, Spiro, on the gas side.

What’s really nice about the Caprock acquisition, Pinnacle and obviously now Diamond Cryo, is you create a 2 BCF a day supersystem. And there’s no other company that kind of looks like that, that has the ability to, in fact, ensure that gas is flowing at all times, and therefore, avoiding an issue of flaring for our customers.

Spiro Dounis^ Got it. Congrats, everybody.

Jamie Welch^ Thank you.

Operator^ (Operator Instructions) We have a question from Neal Dingmann with Truist Securities.

Neal Dingmann^ Just a quick follow-up on — then I’ve got one other just on financing. You mentioned either bolt-ons or just the opportunities for deals. Best way you all see to finance that maybe going — some of these potential deals going forward given sort of the setup that you all are doing today?

Jamie Welch^ I think, Neal, it would be a case of — depending upon the size, smaller transactions. We obviously have a tremendous amount of free cash flow. So we’d have to balance that on do we have free cash flow to use for incremental growth that creates more EBITDA and more cash flow going forward versus returning that to shareholders.

That would be for the smaller scale transactions. Obviously, we would certainly consider the issuance of equity and making sure that we provide — we maintain our overall leverage profile. So I think we’re going to be pretty broad-minded of how we think about utilization of the consideration that we would issue or consider for a transaction.

Neal Dingmann^ Okay. Great. And then just one follow-up if I could. You talked a bit about — more than a bit, but really gave some good details on the rationale for the DRIP. And I’m just wondering sort of, could you maybe talk a little bit more on that, why that route for existing holders, or for that matter, I guess, holders looking at the security going forward, why — versus different potential payout?

Jamie Welch^ So the DRIP was predicated upon if you go look at the $600 million of pref that’s outstanding, as I said, 15% is getting paid down a closing. But if you go look at it, you say, okay, so what are the sources of cash flow that I could use to be able to pay it off, where you don’t want to compromise your leverage and you don’t want to compromise your ratings. So therefore, you’re thinking about its free cash flow, it’s equity.

Well, isn’t the DRIP actually a very efficient form of equity, particularly where it’s guaranteed by your 3 largest shareholders that will — that if you just take — if you took Apache, which is 12.8 million total outstanding securities and the 50, that’s 62.8, that’s $400 million of distribution if everyone got $6 of cash.

That’s a lot. It doesn’t — so hopefully now, Neal, if you actually just put two together and say, actually, they only have to — if they picked over 2 years half that amount, together with excess cash flow, you’re done with the pref. The pref is gone.

And so we just thought it was a very smart way of ensuring that we could get after it and ensuring that we weren’t reliant on the markets and we didn’t have oscillations from time to time that obviously might impact our ability to take out the pref because we think the pref — redeeming the pref is a — is the way to actually unleash all of the value here for shareholders.

Operator^ (Operator Instructions) And I’m not showing any further questions in the queue. I would like to turn the call back to Mr. Cassidy for any final remarks.

Patrick Cassidy^ Thank you, Carmen, and thank you all for participating in this morning’s call. The call will be available for playback by telephone for 1 week beginning today at approximately 4:00 Central Time. And of course, if you have any further questions, you’re welcome to call the Investor Relations group, and we’ll follow up. Have a good morning.

Operator^ This concludes today’s conference call. Thank you for participating, and you may now disconnect.

IMPORTANT ADDITIONAL INFORMATION WILL BE FILED WITH THE SEC

In connection with the proposed transaction, Altus Midstream Company (the “Company”) intends to file a proxy statement with the Securities and Exchange Commission (“SEC”) and also plans to file other relevant documents with the SEC regarding the proposed transaction. INVESTORS ARE URGED TO READ THE PROXY STATEMENT (INCLUDING ALL AMENDMENTS AND SUPPLEMENTS THERETO) AND OTHER RELEVANT DOCUMENTS FILED WITH THE SEC IF AND WHEN THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION. You may obtain a free copy of the proxy statement (if and when it becomes available) and other relevant documents filed by the Company with the SEC at the SEC’s website at www.sec.gov. You may also obtain the Company’s documents on its website at www.altusmidstream.com.

PARTICIPANTS IN THE SOLICITATION

The Company and its directors and executive officers and other members of management and employees may be deemed to be participants in the solicitation of proxies in respect of the proposed transaction. Information about the Company’s directors and executive officers is available in the Company’s proxy statement filed with the SEC on April 23, 2021, for its 2021 annual meeting of stockholders. Other information regarding the participants in the proxy solicitations and a description of their direct and indirect interests, by security holdings or otherwise, will be contained in the proxy statement and other relevant materials to be filed with the SEC regarding the proposed transaction when they become available. Investors should read the proxy statement carefully when it becomes available before making any voting or investment decisions. You may obtain free copies of these documents from the sources indicated above.

CAUTIONARY NOTE REGARDING FORWARD-LOOKING STATEMENTS

This document includes “forward-looking statements” within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act. All statements other than statements of historical facts included or incorporated by reference in this document, including, without limitation, statements about the Company’s and the transaction counterparties’ ability to effect the transaction; the expected benefits of the transaction; future dividends; and future plans, expectations, and objectives for the Company’s operations after completion of the transaction, including statements about strategy, synergies, future operations, financial position, estimated revenues, projected costs, prospects, plans, and objectives of management, are forward-looking statements. In addition, forward-looking statements generally can be identified by the use of forward-looking terminology such as “may,” “will,” “could,” “expect,” “intend,” “project,” “estimate,” “anticipate,” “plan,” “believe,” “continue,” “seek,” “guidance,” “might,” “outlook,” “possibly,” “potential,” “prospect,” “should,” “would,” or similar terminology, but the absence of these words does not mean that a statement is not forward looking.

While forward-looking statements are based on assumptions and analyses made by the Company that the Company believes to be reasonable under the circumstances, whether actual results and developments will meet expectations and predictions depend on a number of risks and uncertainties which could cause actual results, performance, and financial condition to differ materially from expectations. See “Risk Factors” in the Company’s Annual Report Form 10-K for the fiscal year ended December 31, 2020, and in the Company’s Quarterly Reports on Form 10-Q, filed with the SEC for a discussion of risk factors that affect the Company’s business. Any forward-looking statement made in this document speaks only as of the date on which it is made. Factors or events that could cause actual results to differ may emerge from time to time, and it is not possible to predict all of them. The Company undertakes no obligation to publicly update any forward-looking statement, whether as a result of new information, future development, or otherwise, except as may be required by law.